Exhibit 10.6

June 15, 2016

[NAME]
[ADDRESS]

Re: Key Employee Incentive Bonus
Dear [FIRST NAME]:
As you are aware, Basic Energy Services, Inc. (the “Company”) is working with its advisors and key constituencies towards a potential Restructuring Transaction. During this time, it is anticipated that you will serve a critical function and will be intimately involved in a number of key tasks necessary towards completion of this goal, including, without limitation, assisting in the formulation and completion of a business plan for the Company, developing a comprehensive strategy for achieving cost and pricing adjustments from the Company’s vendors and suppliers, assisting with the formulation of a consensual balance sheet restructuring with the Company’s principle debtholders, and solicitation and consummation of the Restructuring Transaction. In recognition of your continuing key role at the Company, you shall be incentivized to perform these critical tasks upon the terms and conditions set forth in this letter (the “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.	Incentive Bonus. You shall be entitled to an incentive bonus of $[______] (the “Incentive Bonus”), payable in accordance with the schedule set forth in Section 2.
Payment of the Incentive Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy. However, the Incentive Bonus will be taken into account by the Board of Directors of the Company in evaluating your total compensation at year-end, just as your quarterly bonuses are currently taken into account each year-end.

2.
Payment Schedule. Provided that you remain employed by the Company on each Payment Date (as defined below) and subject to certain exceptions as provided in Section 4, the Incentive Bonus will be paid to you in three cash installment payments equal to one-third (1/3) of the amount of the Incentive Bonus (less all required tax withholdings) (each, an “Installment Payment”). Subject to the terms and conditions of this Agreement, each Installment Payment will be payable as follows:

a.	The first Installment Payment will be paid to you as soon as administratively practicable after the execution of this Agreement.

b.
The second Installment Payment will be paid to you as soon as administratively practicable (but in all events, within thirty (30) days) following the execution by the Company of definitive documentation relating to a Restructuring Transaction, including, without limitation, a non-binding term-sheet, a restructuring support agreement or plan support agreement, a chapter 11 plan or asset purchase agreement for the sale of all or substantially all of the Company’s assets; provided, however, that such execution must occur prior to June 20, 2017 (the “Expiration Date”).

c.
The third Installment Payment will be paid to you as soon as administratively practicable (but in all events, within thirty (30) days) following the (i) closing of any out of court Restructuring Transaction or (ii) the Company’s emergence from any chapter 11 case filed with the United States Bankruptcy Court (“Bankruptcy Court”) pursuant to chapter 11 of title 11 of the United States Code, which emergence shall be the date the Company files a notice with the Bankruptcy Court that is chapter 11 plan has become effective; provided, however, that such closing or emergence must occur prior to the Expiration Date.

For purposes of this Agreement, the date in which each Installment Payment is paid is referred to herein as the “Payment Date.”

3.
Clawback; Forfeiture. Notwithstanding anything herein to the contrary, if prior to the Expiration Date, you voluntarily terminate your employment with the Company without Good Reason or your employment is terminated by the Company for Cause, you agree that (a) you shall forfeit all of your rights to payment of any remaining Installment Payments, and (b) you will re-pay to the Company the total amount of each Installment Payment paid prior to such termination, within five (5) days after receipt of a written notice of the Company requiring the same.

4.
Nonforfeiture. If your employment with the Company is terminated without Cause, by you for Good Reason, or by reason of Disability or death, in each case, prior to the Expiration Date, you (or your estate or beneficiaries, as applicable) shall remain eligible to receive any scheduled Installment Payment after such termination date on the scheduled Payment Date. If any of the foregoing terminations occur prior to the Expiration Date, any previously paid Installment Payments will not be subject to the clawback provision in Section 3 above.

5.
Release of Claims. Your retention of all or any portion of the Incentive Bonus on account of a termination of employment by the Company without Cause or by you for Good Reason shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates.

6.
409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

7.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

8.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, with respect to such subject matter. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

9.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of Gina McCormick, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

10.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Tarrant County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.
Tax. Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

13.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

14.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return no later than June 20, 2016 to Gina McCormick.

Sincerely

BASIC ENERGY SERVICES, INC.

_____________________________
By: Roe Patterson
Title: President and CEO

ACCEPTED AND AGREED AS OF THE
DATE BELOW:

________________________________
By:
Date:

APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning ascribed to such term in your employment agreement with the Company as in effect on the date hereof, or if you are not subject to an employment agreement or “Cause” is not defined therein, then “Cause” shall mean (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities; (iii) willful misconduct; (iv) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (v) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company; (vi) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations between the Company; or (vii) your continued failure to comply with a material policy of the Company after receiving notice of failure to comply from the person to whom you report.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Disability” means that you are unable, as reasonably determined by the Compensation Committee, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Good Reason” shall have the meaning ascribed to such term in your employment agreement with the Company as in effect on the date hereof or if you are not subject to an employment agreement or “Good Reason” is not defined therein, then “Good Reason” shall mean (i) a material reduction in your base salary in affect as of the termination date; (ii) a relocation of more than fifty (50) miles of your principal office with the Company or its successor; or (iii) a material diminution in your title, authority or duties. Regardless of whether you are or are not party to an employment agreement with the Company, “Good Reason” shall also include you reaching the age of 65 with at least 10 years of service with the Company and actually retiring from the Company (with such retirement being approved by Compensation Committee); provided, however, that if you become employed by another employer after your retirement from the Company without the approval of the Compensation Committee, such retirement will not constitute Good Reason.

“Restructuring Transaction” means any restructuring, reorganization (whether or not pursuant to chapter 11 of title 11 of the United States Code) and/or recapitalization of substantially all of the Company Group’s assets or liabilities. The Company’s Board of Directors shall determine the precise nature of the Restructuring Transaction.